          Issuer Free Writing Prospectus
          Filed Pursuant to Rule 433
          Registration Statement No. 333-137902
          Dated March 9, 2009

Expressing macro-economic views
through Interest Rate Structured Products

March 2009
Deutsche Bank Securities, Inc.

                                   A Passion to Perform.    [Deutsche Bank Logo]

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Why Interest Rate Structured Products?

|X|  One of the deepest and most liquid underlying derivatives markets
     -    Enables a wide array of products to be created and customized for different requirements

|X|  Ability to express views on fundamental macro economic variables and drivers
     -    Short Term Rates
     -    Long Term Rates
     -    Yield Curve Slope, i.e. differential between long-term and short-term rates
     -    Inflation

|X|  Interest Rate Structured Products can serve multiple purposes within a core portfolio
     -    Yield Enhancement
     -    Protecting Real Returns (Inflation linked structures)
     -    Hedging (E.g. Bearish Long Term Rate Structure for a Treasury
          Portfolio)

                                                            [Deutsche Bank Logo]

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Market Overview (1)

The Fed has acted quickly to lower short term rates

[GRAPHIC OMITTED]
               -    Risk-free rates in the short term fall close to zero
               -    Yield on Treasury Bills was negative for a short while
               -    Creates a lack of viable alternatives for short term
                    liquidity

[GRAPHIC OMITTED]
               -    The drop in long-term rates has largely been driven by
                    extremely heavy technical flows
               -    Massive rally in long maturity Treasury Bonds
               -    Fixed income investors seek protection against a reversal
                    of this trend (to lock-in their gains)

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Market Overview (2)

The inflation markets are pricing in significant deflation going forward

[GRAPHIC OMITTED]
               -    Market prices for TIPS and CPI Swaps imply years of
                    deflation
                    -    Partly explained by commodity prices and economic
                         slowdown, but a large part is due to technical flows
                         (deleveraging)
                    -    However a reversal could come quickly, given current
                         policy bias
               -    Investors seek to hedge their portfolios against a pickup
                    in inflation, taking advantage of attractive market levels created by recent dislocation

[GRAPHIC OMITTED]
               -    Volatility spiked towards the end of 2008, but has come
                    down in the start of 2009
               -    Creates opportunities for investors depending on their
                    outlook on rates Selected Themes and Opportunities

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Selected Themes and Opportunities

Short-term rates to remain low / range-bound?
-   Fed is unlikely to hike until economy shows sign of recovering (more likely to risk a hike in inflation to escape the liquidity trap)
-   At the same time, the market is pricing relatively high implied volatilities

                                                   Range Accrual Notes

Long-term rates too low?
-   The increasing supply of treasuries could eventually put upward pressure on yields
-   The levels of inflation priced into rates may be too low, even after taking into account a steep deflationary environment in the first half of 2009

                                                      CMS-Linked Notes
                                                      Steepener Notes

Is the market overestimating deflation risk?
-   Massive increase in money supply could be inflationary once the credit market unfreezes
-   A recovery of commodity prices would restore inflation

                                                      CPI-Linked Notes

                                                            [Deutsche Bank Logo]

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Selected Themes/Opportunities(1)

Short Term Rates to Remain Low/Range bound?
|X| Fed is unlikely to hike rates until economy shows sign of recovering (more likely to risk a hike in inflation to escape liquidity trap)

|X| At the same time market is pricing in high implied volatilities

Opportunities

|X| Range Accrual Notes - Designed for investors who think monetary policy will keep short term rates low for an extended time

                               [GRAPHIC OMITTED]

                                                            [Deutsche Bank Logo]

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5y Libor Range Accrual
Short Term Rates Remaining in a Tight Range

Sample Terms
Issuer         Deutsche Bank (Aa1/A+/AA-)
Maturity       5 years
Coupon         (3mLibor + 2.75%) x N/D  (floating) OR
               4.80% x N/D              (fixed)
               N = number of days in coupon period
               when 3mLibor is inside the range
               D = total number of days in coupon period
               Quarterly,30/360
Range          0.60% - 3.60%
Call           Not Callable

Payoff Under Hypothetical Scenarios

[GRAPHIC OMITTED]

Rationale

|X| Investors receive a coupon or 3m Libor + 2.75% (or 4.80% for the fixed range accrual) for the proportion of days that 3mL sets within a range
    o   Currently 3mL is at 1.18% and Fed Funds target rate is 0.25%
|X| Designed for investors who think monetary policy will keep short term rates low, but not too  close to zero
|X| 100% Principal Protected at maturity (senior unsecured obligation of DB)
|X| Possibility of earning above-market coupons while 3mL remains within the range

|X| Main Risks:
    o     Subject to issuer credit risk
    o     Notes could yield zero coupons if 3mL is above 3.60% or below 0.60%
    o     Mark-to-market volatility (influenced by market factors like rates, volatilities, credit spreads, liquidity, among others)

                                                            [Deutsche Bank Logo]

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Selected Themes/Opportunities (2)

Long Term Rates too low?
|X| Long-term swap rates are near all-time lows
|X| The spread between long-term swap rates and treasury rates is close to zero
|X| The increasing supply of Treasuries could eventually put upward pressure on yields (currently absorbed by massive flight to quality)

Opportunities
|X| CMS "Caps" (essentially call options on interest rates) can by used by investors to benefit from a rise in long-term rates while limiting downside xposure
|X| 10ySteepener Note can be used to monetize term premium in the Yield Curve

                               [GRAPHIC OMITTED]

                                                            [Deutsche Bank Logo]
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CMS-Linked Note
Benefit from a rise in long-term rates

Issuer         Deutsche Bank (Aa1/A+/AA-)
Maturity       3 years
Coupons        Zero Coupon
Redemption     100% + 16x(10yCMS - 3.80%)
               Subject to a minimum redemption of 85%
               Set in arrears

Payoff Under Hypothetical Scenarios

                               [GRAPHIC OMITTED]

Rationale

|X|  Investors make money if 10y swap rate (10y CMS) is higher than 3.80% after
     3 years
     o    16x Leverage
     o    If 10y swap rate increases to 5.50%, the redemption would be 127%
     o    However if the 10y swap stays at current levels or falls, the redemption will be 85%
|X|  This is a directional view suitable for investors with a view that the
     10y swap rate will increase in the course of the next 3 years
|X|  85% Principal Protected at maturity (senior unsecured obligation of DB)
|X|  Main Risks:
     o    Subject to issuer credit risk
     o    Redemption below 100% if 10y swaps don't increase
     o    Secondary market price of the notes can be significantly influenced by market factors like rates, volatilities, credit spreads, liquidity, among others

                                                            [Deutsche Bank Logo]

SLIDE08

10y Steepener Note
Monetizing Term Premium in the Yield Curve

Sample Terms

Issuer         Deutsche Bank (Aa1/A+/AA-)
Maturity       10 years
Coupon         7 x (10yCMS - 2yCMS)
               Quarterly, 30/360
               Capped at 9.50% and Floored at 0.00%
               Set in arrears

Payoff Under Hypothetical Scenarios

                               [GRAPHIC OMITTED]

Rationale
|X|  Investors receive coupons that are a multiple of the spread between the 10y
     Swap (10yCMS) and the 2y swap (2yCMS)
     o   At the current spread of 1.32%, a multiple of 7x would deliver a coupon of around 9.2%
     o   If the curve steepens further, investors can receive up to 9.5% coupons
|X|  100% Principal Protected at maturity (senior unsecured obligation of DB)
|X|  Main Risks:
     o   Subject to issuer credit risk
     o   Notes can yield zero coupons if 10y swaps are equal or less than 2y swaps
     o   Secondary market price can be influenced by market factors like rates, volatilities, credit spreads, liquidity, among others)

                                                            [Deutsche Bank Logo]

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Selected Themes/Opportunities (3)

Inflation Expectation too low?
|X|  Massive increase in money supply likely to be inflationary once credit market unfreezes
|X|  A recovery of commodities prices would help restore inflation
|X|  Quantitative easing and increasing national debt could ultimately pose structural inflation risk, which is not currently priced in by the market
|X|  Long term deflation (Japan scenario) is unlikely given the quick and far reaching monetary policy reaction

                               [GRAPHIC OMITTED]

                                                            [Deutsche Bank Logo]

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3y CPI-Linked Note
Benefit from Rising Inflation

Sample Terms

Issuer         Deutsche Bank (Aa1/A+/AA-)
Maturity       3 years
Coupons        Zero Coupon
Redemption     100% + 1.25x Inflation
               Subject to minimum redemption of 85%
Where:
Inflation      = CPI(maturity-3m)/CPI(sett. date-3m)-1
CPI            = CPI for All Urban Consumers Non-
               Seasonally Adjusted

Payoff Under Hypothetical Scenarios

                               [GRAPHIC OMITTED]

Rationale

|X|  Investors make money when inflation is positive over a 3 year period
     o    1.25x Leverage
     o    If inflation is positive, the redemption will increase beyond 100%
     o    If inflation is negative (deflation), the redemption will be less than 100%
     o    Minimum redemption of 85%
|X|  85% Principal Protected at maturity (senior unsecured obligation of DB)
|X|  Main Risks:
     o    Subject to issuer credit risk
     o    Redemption below 100% if there is deflation
     o    Secondary market price of the notes can be significantly influenced by market factors like inflation breakevens, interest rates, volatilities, credit spreads, liquidity, among others

                                                            [Deutsche Bank Logo]

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Conclusion
|X| Macro economic parameters such as the level of interest rates, inflation etc have a significant impact on any financial portfolio either through first or second-order effects

|X| Interest rate linked products allow investors to directly express views on these macro-economic variables and therefore should be a core part of an investors structured product exposure

|X| These products can serve as a variety of purposes ranging from yield enhancement to real return protection to hedging exposures in other parts of the portfolio

|X| A deep and liquid underlying derivatives market combined with Deutsche
    Bank's market leading product platform means that products can be easily customised and efficiently tailored to investors specific requirements

                                                            [Deutsche Bank Logo]

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Disclaimer

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